Exhibit 99.1

Rio Vista Energy Partners L.P.

BROWNSVILLE, Texas—(BUSINESS WIRE)—Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy services master limited partnership, announced today that it had received on May 22, 2008 a letter from the Nasdaq Stock Market (“Nasdaq”) staff indicating that, based on Rio Vista’s Report on Form 10-Q for the period ending March 31, 2008, Rio Vista was not in compliance with the shareholders’ equity requirement for continued listing on The Nasdaq Global Market. Rio Vista reported stockholders’ equity of $9,955,000, $45,000 short of the $10,000,000 requirement set forth in Nasdaq’s Marketplace Rule 4450(a)(3).

Rio Vista plans to remedy the $45,000 shortfall and establish a plan for ongoing compliance with the Nasdaq shareholders’ equity requirement for continued listing on The Nasdaq Global Market. Rio Vista is confident that the additional equity will be supplied by its parent company, Penn Octane Corporation, from available cash, and will come in the form of Penn Octane’s purchase of additional Rio Vista common units.

About Rio Vista Energy Partners L.P.

Rio Vista is a master limited partnership focused on acquiring and developing oil and gas exploration, production and transportation assets. Through its subsidiaries, Rio Vista currently owns certain leasehold interests of oil and gas producing properties and associated pipeline gathering systems in East Central Oklahoma. Rio Vista is also engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Rio Vista seeks to grow primarily through the acquisition of qualified oil and gas assets. Penn Octane Corporation (OTCBB: POCC) owns 75% of Rio Vista GP LLC, the general partner of Rio Vista.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding Rio Vista’s ability to meet Nasdaq shareholders’ equity requirement for continued listing on The Nasdaq Global Market. There is no assurance that Rio Vista will be able to raise additional equity and that Rio Vista will meet Nasdaq shareholders’ equity requirement for continued listing on The Nasdaq Global Market. If Rio Vista’s common units were to be delisted from the Nasdaq Global Market, common unitholders may be negatively impacted. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K and its registration statement on Form S-3 filed during February 2008 and in Penn Octane Corporation’s most recent reports on Form 8-K, Form 10 Q and Form 10-K filed with the Securities and Exchange Commission.
Contacts:
Rio Vista Energy Partners L.P.

Ian T. Bothwell,
760-772-9080